Exhibit 99E

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors of

MML Bay State Life Insurance Company

We consent to the use in this Post-Effective Amendment No. 9 to Registration Statement No. 33-82060 on Form S-6 of our report dated February 17, 2004 for the MML Bay State Variable Life Separate Account I – Variable Life Select Segment, and of our report dated March 5, 2004, except for Note 14, as to which the date is April 26, 2004 on MML Bay State Life Insurance Company (which report on MML Bay State Life Insurance Company expresses an unqualified opinion and includes explanatory paragraphs referring to the use of statutory accounting practices and the adoption, effective January 1, 2001, of certain statutory accounting practices as a result of the State of Connecticut Insurance Department’s adoption of the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual, which practices differ from accounting principles generally accepted in the United States of America) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

DELOITTE & TOUCHE LLP

Hartford, Connecticut

April 26, 2004